Exhibit 10.3

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Receivables Sale Agreement

Dated as of May 31, 2012

among

GMO Receivables Company,

as the Seller,

KCP&L Greater Missouri Operations Company,

as the Initial Collection Agent,

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch,

as the Agent,

and

Victory Receivables Corporation,

as the Purchaser

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Table of Contents

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Schedules	Description
Schedule I	Definitions
Schedule 5.1(a)(viii)	Agreed-Upon Procedures Report
Exhibits	Description
Exhibit A	Form of Incremental Purchaser Request
Exhibit B	[Reserved]
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originator
Exhibit E	Significant Subsidiaries
Exhibit F	Lock-Boxes and Collection Banks
Exhibit G	List of Designated Payees
Exhibit H	Compliance Certificate
Exhibit I	Credit and Collection Policy

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Receivables Sale Agreement

Receivables Sale Agreement, dated as of May 31, 2012 (the “Agreement”), among GMO Receivables Company, a Delaware corporation, as Seller (the “Seller”), KCP&L Greater Missouri Operations Company, a Delaware corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent for the Purchaser (the “Agent”), and Victory Receivables Corporation, as Purchaser (the “Purchaser”).  Capitalized terms used herein, and certain rules of construction, are defined in Schedule I.

The parties hereto agree as follows:

Article I

Purchases from Seller and Settlements

Section 1.1. Sales.

(a)The Purchase Interest.  Subject to the terms and conditions hereof, the Purchaser shall, from time to time before the Termination Date, purchase from the Seller an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections.  Any such purchase, including an increase in the Investment and any Reinvestment Purchase (a “Purchase”) shall be made by the Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d).  The aggregate percentage ownership interest so acquired by the Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest”) shall equal at any time the percentage equivalent of the following:
I ------------ ER	+ RP

where:

I	=	the outstanding Investment of the Purchaser at such time;

ER	=	the Eligible Receivables Balance at such time; and

RP	=	the Reserve Percentage at such time;

provided, however, that after the Termination Date, the Purchase Interest shall be deemed to be equal to 100% until all Investment, Discount and all amounts payable to the Agent and the Purchaser under the Transaction Documents have been paid in full and the Purchaser has no further obligation to make Purchases from the Seller, and provided, further however that on and after such date as the Investment, Discount and all amounts payable to the Agent and the
Purchaser under the Transaction Documents have been paid in full and the Purchaser has no further obligation to make Purchases from the Seller, the “Purchase Interest” shall equal zero.  Except during a Liquidation Period the Purchaser’s Purchase Interest will change whenever its Investment, the Reserve Percentage or the Eligible Receivables Balance changes.  During a Liquidation Period the Purchase Interest shall remain constant until all amounts payable to the Agent and the Purchaser under the Transaction Documents have been paid in full.

(b)The Purchaser’s first Purchase and each additional Purchase by the Purchaser not made from Collections pursuant to Section 1.1(d) that increases the outstanding Investment is referred to herein as an “Incremental Purchase.”  Each Purchase made by the Purchaser with the proceeds of Collections which does not increase the outstanding Investment of the Purchaser, is referred to herein as a “Reinvestment Purchase.”

(c)Incremental Purchases.  The Seller may, at any time prior to the Termination Date, request that the Purchaser make an Incremental Purchase.  In order to request an Incremental Purchase from the Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication), substantially in the form of Exhibit A, by 11:00 a.m. (New York City time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount); provided, however, that notwithstanding the foregoing, solely with respect to the first Purchase made hereunder on June 1, 2012, such written request may be delivered to the Agent on the date hereof.  The Agent shall promptly notify the Purchaser of the contents of any such request.  Subject to Section 7.2 and the other terms and conditions hereof, the Purchaser shall transfer to the Agent’s Account the amount of such Incremental Purchase on the requested Purchase Date.  The Agent shall not later than 3:00 p.m. New York City time on the related Purchase Date initiate a wire transfer to the Seller Account the proceeds of any Incremental Purchase to the Agent’s Account in immediately available funds.

(d)Reinvestment Purchases.  On each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect the Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by the Purchaser.  If there are not sufficient Receivables on such date, then the Collection Agent shall institute an Interim Liquidation in order to apply such excess Collections as a reduction of the Investment.

Section 1.2. Interim Liquidations.

(a)Optional.  The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence by giving the Agent and the Collection Agent at least three Business Days prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Investment is reduced to a specified amount).  If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

(b)Mandatory.  If at any time before the Termination Date any condition in Section 7.2 to the making of Reinvestment Purchases is not satisfied, the Seller shall immediately notify the Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are satisfied.  If on the first day of the Seasonal Period and prior to the Termination Date, outstanding Investment exceeds the Purchase Limit, the Seller shall immediately notify the Agent and the Collection Agent whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence (a “Seasonal Interim Liquidation”), which Seasonal Interim Liquidation shall cease only upon the Seller confirming to the Agent that outstanding Investment is less than the Purchase Limit.

Section 1.3. Discount Rates and Tranche Periods.  The Agent shall, from time to time for purposes of computing Discount, divide the Investment into Tranches, and the applicable Discount Rate may be different for each Tranche.  All Investment shall be allocated to Tranches by the Agent to reflect the funding sources for the Investment, so that:

(a)there will be one or more Tranches, selected by the Agent, reflecting the portion of the Investment funded by outstanding Liquidity Advances or by funding under the Enhancement Agreement;

(b)there will be a Tranche, selected by the Agent, equal to the excess of Investment over the aggregate amounts allocated at such time pursuant to clause (a) above, which Tranche shall reflect the portion of the Investment funded by Commercial Paper Notes; and

(c)for purposes of allocating the Investment to Tranches, the Agent shall use reasonable efforts to allocate all of the Investment to Tranches funded with Commercial Paper Notes so long as, in the reasonable determination of the Agent, (i) the sale of Commercial Paper Notes is possible and (ii) such allocation will not adversely affect the rating of the Commercial Paper Notes.

Section 1.4. Fees and Other Costs and Expenses.  (a) The Seller shall pay to the Agent for the benefit of the Purchaser, such amounts as agreed to with the Purchaser and the Agent in the Fee Letter.

(b)If any Affected Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, as a result of (i) any settlement (including any full or partial repayment of Investment) with respect to any Tranche funded by Pooled Commercial Paper, being made on any day other than the applicable Settlement Date, (ii) any settlement (including any full or partial repayment of Investment, with respect to any Tranche, however so funded, other than by Pooled Commercial Paper, being made on any day other than the scheduled last day of an applicable Tranche Period with respect thereto, or (iii) any Purchase not being made in accordance with a request therefore under Section 1.1, upon written notice from the Agent to the Seller and the Collection Agent, the Seller shall pay to the Collection Agent, and the Collection Agent shall pay to the Agent for the account of the Affected Parties, on the next Settlement Date the amount of such loss or expense.  Such written notice shall, in the absence of manifest error, be conclusive and binding upon the Seller and the Collection Agent.  If an Affected Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, and is not entitled to reimbursement for such loss or expense in the manner set forth above, such Affected Party shall individually bear such loss or expense without recourse to or payment from any other Affected Party.

(c)Investment and Discount shall not be recourse obligations of the Seller and shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables).  The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder.  Notwithstanding anything in this Agreement to the contrary, in no event will the Discount charged and payable hereunder exceed any maximum interest rate imposed by applicable law or regulations.

Section 1.5. Maintenance of Purchase Interest; Deemed Collection.

(a)General.  If at any time before the Termination Date the Eligible Receivables Balance is less than the sum of the Investment plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investment, applied first to the Tranches with the shortest remaining maturities unless otherwise specified by the Seller.

(b)Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation; provided, however, that such reductions and cancellations shall not include any amounts arising from the refusal of an Obligor to pay undisputed indebtedness, the credit risk of an Obligor or the financial inability of an Obligor to pay undisputed indebtedness, or for which reimbursement would constitute recourse for any such amounts.  If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable; provided, however, that such deemed Collections shall not include any amounts arising from the refusal of an Obligor to pay undisputed indebtedness, the credit risk of an Obligor or the financial inability of an Obligor to pay undisputed indebtedness, or for which reimbursement would constitute recourse for any such amounts.  All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent.

(c)Adjustment to Purchase Interest.  At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Purchase Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Purchase Interest to exceed 100%.

(d)Payment Assumption.  Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.6. Reduction in Purchase Limit.  The Seller may, upon thirty days notice to the Agent, (i) upon a Settlement Date, terminate the facility provided for in this Agreement, and (ii) reduce the Purchase Limit in increments of $1,000,000, so long as the Purchase Limit as so reduced equals at least the outstanding Investment.

Section 1.7. Optional Repurchases.  On any Settlement Date, the Seller may, upon thirty days notice to the Agent, repurchase the entire Purchase Interest from the Purchaser at a price equal to the outstanding Matured Investment and all other amounts then owed hereunder.

Section 1.8. Security Interest.  (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Secured Parties, a security interest in all Receivables, Related Security, Collections, the Collection Accounts, and Lock-Boxes and all of the Seller’s right, title, and interest in, to and under the Purchase Agreement to secure the payment of all amounts owing hereunder.  The Seller and Collection Agent shall hold in trust for the benefit of the Persons entitled thereto any Collections received by either of them pending their application pursuant to Article II hereof.  Upon the occurrence and during the continuation of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Agent, distribute any Collections to any Person other than the Agent and the Purchaser (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereto) until all amounts owed under the Transaction Documents to the Agent and the Purchaser shall have been paid in full.

(b)The Seller shall file and record all financing statements, continuation statements and other documents required to perfect or protect such security interest.  All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent and the Secured Parties.  After the occurrence of the Termination Date, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Secured Parties to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder).  All amounts distributed to the Seller under the

Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.  The Seller shall direct any indemnification payments it receives from the Originator pursuant to Section 7 of the Purchase Agreement to the applicable party entitled thereto.

(c)This agreement shall be a security agreement for purposes of the UCC.  After the occurrence of the Termination Date, the Agent shall have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.

Article II

 Allocations

Section 2.1. Allocations and Distributions.

(a)Settlement Dates.  On the Business Day following each Deposit Date occurring prior to the Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchaser and the Collection Agent required by this Section 2.1(a) with respect to the next succeeding Settlement Date.  The balance of such Collections shall be released to the Seller on a daily basis.  On each Settlement Date prior to the Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

(i)to the Agent, all fees and other amounts due and payable to the Agent pursuant to the Transaction Documents;

(ii)to the Purchaser, all Discount due and payable on such date; and

(iii)to the Collection Agent, the Collection Agent Fee and other amounts due and payable to the Collection Agent;

(iv)to the Seller, all remaining funds.

On the last day of each Tranche Period, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to the Purchaser from amounts set aside for such purpose pursuant to this Section 2.1(a).

(b)Termination Date and Interim Liquidations.  On each day during any Interim Liquidation and on each day on and after the Termination Date (unless the events giving rise to such Termination Date have been waived), the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchaser, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) all Collections received on such day and such Collections shall be allocated in the following order:

(i)to the Agent, until all fees and other amounts owed to the Agent pursuant to the Transaction Documents have been paid in full;

(ii)to the Purchaser until all Discount owed to the Purchaser pursuant to the Transaction Documents have been paid in full;

(iii)to the Collection Agent, the Collection Agent Fee due and payable to the Collection Agent;

(iv)to the Purchaser until the Investment and all other amounts owed to the Purchaser pursuant to the Transaction Documents have been paid in full;

(v)to the Collection Agent, any amounts other than the Collection Agent Fee due and payable to the Collection Agent;

(vi)to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(vii)to the Seller, all remaining funds.

Unless an Interim Liquidation has ended by such date, on the last day of each Tranche Period or if a Tranche Period is one day, on such day (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account (for the benefit of the Agent and the Purchaser), from such set aside Collections, all amounts allocated to such Tranche Period and any amounts that remain unpaid from Tranche Periods that ended before such date.  No distributions shall be made to pay amounts under clauses (iv) and (v) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all then-outstanding Tranche Periods.  All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and the Purchaser.

Article III

Administration and Collections

Section 3.1. Appointment of Collection Agent.  (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchaser and, to the extent of any retained interest of the Seller, the

Seller, under this Article III.  As the Initial Collection Agent, the Originator is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent.  The Originator acknowledges that the Agent and the Purchaser have relied on the Originator’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent unless it is not permitted by applicable law to continue.  At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Originator (or any successor Collection Agent) (any such designation, a “Collection Agent Termination”).

(b)The Originator may delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent).  Notwithstanding such delegation, the Originator shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and the Purchaser shall have the right to look solely to the Originator for such performance.  The Agent may at any time on or after a Collection Agent Termination remove or replace any sub-collection agent.

(c)If replaced, the replaced Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner reasonably requested by the Agent to facilitate the transition to a new Collection Agent.  The replaced Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables).  The Originator irrevocably agrees to reasonably cooperate with any new Collection Agent in the transfer of, and to provide such new Collection Agent with access to, such information, data, systems and other materials that such new Collection Agent requires in order to perform its duties hereunder (including, without limitation, access to all data, information and all systems which the Originator used to monitor, collect and service the Receivables when it was Collection Agent), until the earlier of (i) the date on which when no Investment is held by the Purchaser and all other amounts payable hereunder have been indefeasibly paid in full and (ii) all of the Receivables have been paid in full or been Charged-Off.

Section 3.2. Duties of Collection Agent.  (a) The Collection Agent shall take, or cause to be taken, all reasonable action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it.  If so instructed by the Agent, upon the occurrence and during the continuation of a Collection Agent Replacement Event, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchaser are entitled by the third Business Day following receipt.  Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables and the Collection Agent may commence or settle any legal action to enforce collection of any Receivable; provided, however, that upon the occurrence and during the continuation of a Collection Agent Replacement Event, such action may only be taken after consultation with the Agent.

(b)If no Termination Event has occurred and is then continuing and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, adjust the outstanding balance or extend the maturity of, any Receivable (but no such extension shall be for a period more than thirty (30) days unless otherwise required by applicable law, rules or regulations); provided, however, that notwithstanding the foregoing Receivables constituting not more than 3% of the Eligible Receivables Balance (excluding from such calculation Eligible Receivables the maturity of which was extended as required by applicable law, rules or regulations) on any given date may be extended for a period in excess of thirty (30) days or the outstanding balance of such Receivables may be adjusted.  Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchaser hereunder.  If a Collection Agent Replacement Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Agent.

(c)The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Purchase Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable.  The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (if requested by the Agent and reasonably satisfactory to the Agent) that the Seller is entitled to such items.  The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

(d)The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables, Related Security, Collections, the Collection Accounts, and Lock-Boxes.

Section 3.3. Reports.  (a) On or before the Monthly Report Date of each month, and, after the occurrence and during the continuation of a Collection Agent Replacement Event, at such other times covering such other periods as is requested by the Agent, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a “Periodic Report”), containing the information described on Exhibit C (with such modifications or additional information as reasonably requested by the Agent).

(b)Within 180 days after the end of each year, the Collection Agent will deliver to the Agent an officer’s certificate stating that (i) a review of the activities of the Collection Agent and of its performance under this Agreement during the immediately preceding twelve-month period ending on December 31 of the prior year was made under the supervision of the officer signing such certificate and (ii) to the best of such officer’s knowledge, based on such reviews, the Collection Agent has fully performed all of its obligations under this Agreement throughout such period, or if there has been a default in the performance of any such obligation, specifying each such default known to such officer and the nature and status thereof.

  Section 3.4. Lock-Box Arrangements.  The Agent is hereby authorized to give notice at any time upon the occurrence and during the continuation of a Collection Agent Replacement Event to any or all Collection Banks that the Agent is exercising its rights under the Deposit Account Control Agreements and to take all actions permitted under the Deposit Account Control Agreements.  The Seller agrees to take any reasonable action requested by the Agent to facilitate the foregoing.  After the Agent takes any such action under the Deposit Account Control Agreements, the Seller shall immediately deliver to the Agent any Collections received by the Seller.

Section 3.5. Enforcement Rights.  (a) The Agent may at any time after the occurrence of a Collection Agent Termination direct the Obligors and the Collection Banks to make all payments on the Receivables directly to the Agent or its designee.  The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchaser from the Obligors and Collection Banks.  Upon the Agent’s request after the occurrence of a Collection Agent Termination, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Purchase Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software necessary to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b)After the occurrence of a Collection Agent Termination, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement.  The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c)Neither the Agent nor the Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

Section 3.6. Collection Agent Fee.  On or before the Monthly Report Date in each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee”) equal to, subject to applicable law, a reasonable amount agreed upon by the Agent and the Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time set forth in the Collection Agent Fee Letter.  The Agent may, with the consent of the Purchaser, pay the

Collection Agent Fee to the Collection Agent from the Purchase Interest in Collections.  The Seller shall be obligated to reimburse any such payment made by the Agent.

Section 3.7. Responsibilities of the Seller.  The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction.  The Seller shall, or shall cause the Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder.  The Agent’s or the Purchaser’s exercise of any rights hereunder shall not relieve the Seller from such obligations.  Neither the Agent nor the Purchaser shall have any obligation to perform any obligation of the Seller or any other obligation or liability in connection with the Receivables or the Related Security.

Section 3.8.[Reserved].

Section 3.9. Indemnities by the Collection Agent.  Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent and the Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

(i)any representation or warranty made by or on behalf of the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii)the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security in fulfilling its duties as Collection Agent;

(iii)any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or the Purchaser is entitled hereunder with any other funds;

(iv)any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party; or

(v)the imposition of any Lien with respect to any Receivable or Related Security as a result of an action taken by the Collection Agent under any Transaction Document;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses (“Collection Agent Excluded Losses”) to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk or financial inability to pay of the Obligor or for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or the Purchaser computed in accordance with the Intended Tax Characterization or Taxes pursuant to FATCA; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent and the Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder; provided, further, that notwithstanding any other provision hereof to the contrary, the Collection Agent shall not have any obligations concerning Collection Agent Excluded Losses.

Article IV

Representations and Warranties

Section 4.1. Representations and Warranties.  The Seller represents and warrants to the Agent and the Purchaser that:

(a)Corporate Existence and Power.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval could not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or the Purchaser under any Transaction Document or (iv) the enforceability or collectibility of the Receivables (“Material Adverse Effect”).

(b)Corporate Authorization and No Contravention.  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation binding on Seller in any material respect, (B) its charter or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject except to the extent such contravention or default would not have a Material Adverse Effect, and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller.

(c)No Consent Required. Other than the filing of financing statements and the items set forth in the next sentence, no approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required (other than any already given or obtained) in connection with the execution, delivery and performance by it of any Transaction Document to which it is a party or any transaction contemplated thereby.  The Transaction Documents and the transactions contemplated thereby are subject to filing requirements or reporting requirements, or both, under the Securities Exchange Act of 1934, as amended, and Chapters 386 and 393 of the Missouri revised statutes, as amended, and the rules and regulations promulgated thereunder.

(d)Binding Effect. Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.).

(e)Perfection of Ownership Interest.  Immediately preceding the acquisition of the Receivables by the Purchaser, the Seller has acquired all right, title and interest of the Originator in the Receivables, free and clear of any Adverse Claim.  The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchaser (through the Agent) therein that are created hereby, and the Purchaser shall at all times have a valid and continuing undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code enforceable as such against creditors of and purchasers from the Seller, in the Receivables and Collections to the extent of the Purchase Interest then in effect.  Other than the ownership or security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections.  The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder.  The Seller has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by Seller hereunder.

(f)Accuracy of Information.  All written information furnished by the Seller to the Agent or the Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects as of the date it was dated (and is, when considered together with all current reports filed by Originator or Parent with the SEC under the Securities Exchange Act of 1934, as amended, not incomplete by omitting to state a material fact necessary to make such information not materially misleading in light of the circumstances when made).

(g)No Actions, Suits.  Except as disclosed by the Parent in its current reports filed with the SEC under the Securities Exchange Act of 1934, as amended, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, or any of its respective properties, that (i) is reasonably likely to have a material adverse effect on the financial condition of the Seller or on the collectibility of the Receivables or (ii) seeks to challenge the validity of any Transaction Document or any transaction contemplated thereby.  The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation could reasonably be expected to have a material adverse effect upon (i) the financial condition of the Seller or (ii) the collectibility of the Receivables.

(h)No Material Adverse Change. Except as disclosed by the Parent in its current reports filed with the SEC under the Securities Exchange Act of 1934, as amended, there has been no material adverse change since March 31, 2012 in the collectibility of the Receivables or the Seller’s financial condition, business or results of operations which could reasonably be expected to materially affect its ability to perform its obligations under any Transaction Document.

(i)Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and the Originator and where they maintain Records; the Significant Subsidiaries, Lock-Boxes and the Collection Banks) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.  The Seller has delivered a copy of all Lock-Box Agreements and Deposit Account Control Agreements to the Agent.  The Seller has not granted any interest in any Lock-Box, and Collection Account or any bank account in which Collections are or will be deposited to any Person other than the Agent and, upon delivery to a Collection Bank of an Agent’s Notice, the Collection Banks shall apply Collections received in the Lock-Boxes at the direction of the Agent.

(j)Sales by the Originator.  Each transfer by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement.  Each such transfer has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

(k)Eligible Receivables.  Each Receivable comprising part of the Eligible Receivables Balance as of the date of any calculation of the Purchase Interest as part of the Eligible Receivables Balance was an Eligible Receivable as of the date of such calculation.

(l)Use of Proceeds.  No proceeds of any Purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

Article V

Covenants

Section 5.1. Covenants of the Seller.  The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent, with the consent of the Purchaser, shall otherwise consent:

(a)Reporting.  The Seller shall, and shall cause each Seller Entity to maintain a system of accounting established and administered in accordance with GAAP and shall furnish to the Agent and the Purchaser:

(i)Annual Financial Statements. Within 90 days after each fiscal year of (A) the Parent, (I) copies of the Parent’s annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by an independent registered public accounting firm which is generally recognized as being among the “big four” and prepared on a consolidated basis in conformity with GAAP, and (II) an unaudited consolidating balance sheet for the Parent and its consolidated Subsidiaries as of the end of such period and related consolidating income statements, certified by a  Designated Financial Officer of the Parent, and (B) each of the Seller and the Originator, an unaudited annual consolidating balance sheet for such Person and its consolidated Subsidiaries as of the end of such period and related consolidating income statements, certified by a Designated Financial Officer thereof;

(ii)Within 45 days after the close of the first three (3) quarterly periods of each of the Parent’s fiscal years, (A) for the Parent and its consolidated Subsidiaries, either (I) consolidated unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer of the Parent or (II) if the Parent is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to report on Form 10-Q with the SEC, a copy of the Parent’s report on Form 10-Q for such quarterly period and (B) either (I) consolidating unaudited balance sheets and related consolidating income statements for the Parent and its consolidated Subsidiaries as at the close of each such period, all certified by a Designated Financial Officer of the Parent or (II) if the Parent is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to report on Form 10-Q with the SEC, a copy of the Parent’s report on Form 10-Q for such quarterly period;

(iii)[Reserved];

(iv)[Reserved];

(v)Officer’s Certificate. Each time financial statements are furnished pursuant to clause (i) and (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements;

(vi)Public Reports.  Promptly upon becoming publicly available, a copy of each report or proxy statement filed by the Parent with the SEC or any securities exchange;

(vii)ERISA.  Promptly after the filing or receiving thereof, copies of (i) all reports and notices with respect to any “Reportable Event” defined in Article IV of ERISA which Seller files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Seller receives from the Pension Benefit Guaranty Corporation and (ii) all reports and documents which it files under any other applicable pension benefits legislation;

(viii)Receivables Agreed Upon Procedures Report.  As soon as available and in any event by October 31st of each year, (i) a copy of an agreed upon procedures report, prepared by Deloitte & Touche LLP (or another firm of nationally-recognized independent registered public accounting firm that is generally recognized as being among the “big four”), as at the end of the fiscal year of Seller, stating the aggregate unpaid balance of the Receivables, the Eligible Receivables Balance, the unpaid balance of the Delinquent Receivables and Defaulted Receivables and confirming that, based upon its performance of the agreed upon procedures, such accountants found nothing that would indicate that the Periodic Report provided for the Settlement Period ended on or next preceding the last day of such fiscal year of the Seller is not inaccurate or incomplete; and (ii) a copy of an agreed upon procedures report, prepared by the same nationally-recognized independent certified public accountants, or a management report relating to the ability of Originator (if Collection Agent) to perform or observe any term, covenant or condition relating to it hereunder as Collection Agent.  The scope of the above agreed upon procedures shall be as described in Schedule 5.1(a)(viii);

(ix)Agreed Upon Procedures.  In addition, the Seller shall cooperate with the Collection Agent and the designated accountants for each annual agreed upon procedures report required pursuant to Section 5.1(a)(viii); and

(x)Other Information.  With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or the Purchaser (with a copy of such request to the Agent).

The statements and reports required to be furnished by the Parent or the Originator pursuant to clauses (i), (ii) and (vi) above shall be deemed furnished for such purpose upon becoming publicly available on the SEC’s EDGAR web page.

(b)Notices.  Promptly and in any event within five Business Days after a Designated Financial Officer of the Seller obtains knowledge of any of the following the Seller will notify the Agent and provide a description of:

(i)Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)Representations and Warranties.  The failure of any representation or warranty herein to be true when made in any material respect;

(iii)Downgrading.  The downgrading, withdrawal or suspension of the senior unsecured long term debt rating of any Seller Entity by any Rating Agency; or

(iv)Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the collectibility or quality of the Receivables which is not referenced in the Parent’s filings with the SEC.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to the Purchaser.

(c)Conduct of Business.  The Seller will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d)Compliance with Laws.  The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which the Seller or any Receivable, any Related Security or Collection may be subject except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)Furnishing Information and Inspection of Records.  The Seller will furnish to the Agent and the Purchaser such information concerning the Receivables and the Related Security as the Agent or the Purchaser may reasonably request.  With reasonable notice, the Seller will permit, at any time during regular business hours, the Agent or the Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller officers, directors, employees or independent public accountants having knowledge of such matters; provided, that so long as no Termination Event has occurred and is continuing, the Seller shall not be responsible for the costs of more than one such on-site audit per year.

(f)Keeping Records.  (i) The Seller will have and maintain (A) administrative and operating procedures and resources (including an ability to recreate Records if originals are destroyed), and (B) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable).  The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

(ii)The Seller will at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchaser’s interest in the Receivables and the Collections.

(g)Perfection.  (i) The Seller will at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreement, the Collection Account and the Lock-Boxes and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Purchase Interest).  To the extent permitted by applicable law, the Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.

(ii)The Seller will not change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or the Records except after fifteen (15) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii)The Seller will at all times maintain its chief executive offices and maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect.  If the Seller or Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchaser’s interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Purchase Interest and the interests of the Agent and the Purchaser in the Receivables, the Related Security, Collections, Purchase Agreement, the Collection Account and the Lock-Boxes.

(h)Performance of Duties.  The Seller will perform, and will cause the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that could reasonably be expected to impair the rights of the Agent or the Purchaser in the Receivables, the Related Security, Collections, Purchase Agreement, the Collection Account and the Lock-Boxes.

(i)Payments on Receivables, Accounts.  The Seller will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box, the Collection Account or to a Designated Payee.  The Seller will also instruct each Designated Payee to pay all Collections it receives to a Collection Account.  If any such payments or other Collections are received by the Seller, it shall hold such payments in trust for the benefit of the Agent and the Purchaser and promptly (but in any event within two Business Days after receipt) remit such funds at the direction of the Agent.  The Seller will use commercially reasonable efforts to cause each Collection Bank to comply with the terms of each applicable Deposit Account Control Agreement.  Upon the occurrence and during the continuation of a Termination Event, the Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or the Purchaser is entitled with any other funds.  The Seller shall only add a Collection Bank or Lock-Box to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement, as applicable, and an executed and acknowledged copy of a Deposit Account Control Agreement (with such changes as are acceptable to the Agent) from any new Collection Bank.  The Seller shall only terminate a Collection Bank or Lock-Box upon 30 days advance notice to the Agent.  If the long term unsecured indebtedness of the Originator is less than BBB- by S&P and Baa3 by Moody’s (or either S&P or Moody’s if the other has withdrawn or suspended such rating), the Seller agrees that the Agent may, in its sole discretion, deliver the Agent’s Notice to the Collection Bank.

(j)Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Seller will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

(k)Extension or Amendment of Receivables.  Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not extend, amend, rescind or cancel any Receivable.

(l)Change in Business or Credit and Collection Policy.  The Seller will not make any material change in the character of its business and will not, and except as required by applicable laws, rules or regulations will not permit the Originator to, make any material change to the Credit and Collection Policy.

(m)Certain Agreements.  The Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.

(n)Other Business.  The Seller will not:  (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur ordinary course obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(o)Nonconsolidation.  The Seller will operate in such a manner that the separate corporate existence of (A)  the Seller and (B) the Seller Entities and each Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Seller Entity or any Affiliate thereof and, without limiting the generality of the foregoing:

(i)the Seller will not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

(ii)the Seller will maintain a business office separate from that of each of the Seller Entities and the Affiliates thereof;

(iii)the Seller will cause the financial statements and books and records of the Seller and each Seller Entity and any Affiliate thereof to reflect the separate corporate existence of the Seller;

(iv)except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller will not permit any Seller Entity or Affiliate thereof to (A) pay the Seller’s expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise other than as a capital contribution; and

(v)the Seller will not act as agent for any Seller Entity or Affiliate thereof, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

(p)Mergers, Consolidations and Acquisitions.  The Seller will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.

Article VI

Indemnification

Section 6.1. Indemnities by the Seller.  Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless the Agent and the Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses (“Excluded Losses”) to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from bad faith, gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk or financial inability to pay of the Obligor or for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or the Purchaser computed in accordance with the Intended Tax Characterization or Taxes pursuant to FATCA.  Without limiting the foregoing indemnification, but subject to the limitations of the Excluded Losses, the Seller shall indemnify each Indemnified Party for Indemnified Losses arising out of  or resulting from:

(i)any representation or warranty made by the Seller or the Collection Agent (to the extent the Collection Agent is an Affiliate of the Seller) (or any employee or agent of the Seller or the Collection Agent (to the extent the Collection Agent is an Affiliate of the Seller)) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)the failure by the Seller or the Collection Agent (to the extent the Collection Agent is an Affiliate of the Seller) to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser, a perfected ownership or security interest in the Purchase Interest and the property conveyed pursuant to Section 1.1 and Section 1.8, free and clear of any Adverse Claim;

(iv)any commingling of Collections with any other funds;

     (v)any failure of a Collection Bank to comply with the terms of the applicable Deposit Account Control Agreement;

     (vi)any dispute, claim, offset or defense (other than Excluded Losses) of the Obligor to the payment of any Receivable, or any other claim resulting from the rendering of services related to such Receivable or the furnishing or failure to furnish any such services or other similar claim or defense not arising from Excluded Losses;

     (vii)any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party;

     (viii)any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;

     (ix)any tax or governmental fee or charge (but not including taxes upon or measured by net income, pursuant to FATCA or otherwise contemplated by the Intended Tax Characterization), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the fees and expenses of counsel in defending against the same, which may rise by reason of the purchase or ownership of any Receivable or Related Security or in any goods which secure any Receivable or Related Security;

     (x)the failure to comply with the provisions of the Transaction Documents regarding notifications to any Obligor of the assignment pursuant to the terms hereof of any Receivable to the Agent for the benefit of the Purchaser or that payments (including any under the related insurance policies) be made directly to the Agent for the benefit of the Purchaser;

     (xi)any Taxes (other than as contemplated by the Intended Tax Characterization imposed upon any Indemnified Party or upon or with respect to the Receivables or pursuant to FATCA), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses related thereto or arising therefrom, including the reasonable fees and expenses or counsel in defending against the same, which may arise by reason of the purchase or ownership or sale of any Receivables (or of any interest therein) or Related Security or in any goods which secured any such Receivables or Related Security;

     (xii)any loss arising, directly or indirectly, as a result of the imposition of sales or analogous taxes imposed on or collected as part of the Receivables or the failure by the Seller, the Originator or the Collection Agent to timely collect and remit to the appropriate authority any such taxes; or

(xiii)any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation.

If for any reason the compensation provided above in this Section 6.1 is unavailable to a Person or is insufficient to hold a Person harmless, then the Seller shall contribute to the amount paid or payable by such Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Person on the one hand and the Seller on the other hand but also the relative fault of such Person as well as any other relevant equitable considerations; provided, however, that notwithstanding any other provision hereof to the contrary, the Seller shall not have any obligations concerning Excluded Losses.

Section 6.2. Increased Cost and Reduced Return.  If the adoption after the date hereof of any applicable law, rule of regulation or accounting principle, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Purchaser Funding Source, the Agent or the Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) made after the date hereof by any such Governmental Authority or Accounting Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable (other than Taxes pursuant to FATCA), (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party or other tax rates contemplated by the Intended Tax Characterization), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, on the next Settlement Date which is at least ten (10) Business Days following demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or the Purchaser (or will enable the Purchaser to compensate the Purchaser Funding Source) for such increased cost or reduction.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

Section 6.3. Other Costs and Expenses.  The Seller shall pay to the Agent within 30 days of demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery (including amendments of any provision) of the Transaction Documents, (b) the sale of the Purchase Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchaser of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes including reasonable fees, costs and expenses of legal counsel for the Agent and the Purchaser relating to any of the foregoing or to advising the Agent, the Purchaser and any Purchaser Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, the Purchaser and the Purchaser Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following the occurrence and during the continuation of a Termination Event.  Subject to Section 5.1(e), the Seller shall reimburse the Agent and the Purchaser for the cost of the Agent’s or the Purchaser’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller.  The Seller shall reimburse the Purchaser for any amounts the Purchaser must pay to the Purchaser Funding Source pursuant to any Funding Agreement on account of any Tax (other than taxes upon or measured by net income, pursuant to FATCA or otherwise contemplated by the Intended Tax Characterization).  The Seller shall reimburse the Purchaser within 30 days of demand for all other reasonable costs and expenses (excluding the costs of auditing the Purchaser’s books and the cost of the Ratings) incurred by the Purchaser in connection with the Transaction Documents or the transactions contemplated thereby.

Section 6.4. Withholding Taxes.  All payments made by the Seller to any Affected Party shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient or pursuant to FATCA).  If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that would have been received had such withholding not been made.  If any Affected Party pays any such taxes, penalties or interest the Seller shall reimburse such Affected Party for that payment on demand.  If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Affected Party on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.  Before the first date on which any amount is payable hereunder for the account of the Agent, the Agent shall deliver to the Seller two (2) duly completed copies of United States Internal Revenue Service Form W8-IMY (or any successor applicable form) and all required attachments certifying that such Agent is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes or any information required to demonstrate that Agent is entitled to receive payments hereunder without deduction or withholding of any Taxes pursuant to FATCA.  The Agent shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Seller.

Section 6.5. Payments and Allocations.  If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error.  The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 30 days after receipt of the notice.

Article VII

Conditions Precedent

Section 7.1. Conditions to Closing.  This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied.  On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

(a)A certificate of the Secretary of each of the Seller and the Originator certifying (i) the resolutions of the Seller’s and the Originator’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or the Originator’s behalf a Transaction Document (on which certificate the Agent and the Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and the Originator’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and the Originator’s by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or the Originator has material operations.

(b)All instruments and other documents required by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections and the Purchase Agreement in all appropriate jurisdictions.

(c)Lien search reports, including state and county UCC, state and federal tax, ERISA liens and judgments from, with respect to the Originator, the Secretary of State of the State of Delaware and Kent County, Delaware, the Secretary of State of the State of

Missouri and Jackson County, Missouri and, with respect to the Seller, the Secretary of the State of Delaware and Kent County, Delaware.

(d)Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Deposit Account Control Agreements, (iii) a compliance certificate in the form of Exhibit H covering the period ending April 30, 2012 (excepting financial statements, which shall be for the period ended March 31, 2012), (iv) a Periodic Report covering the month ended April 30, 2012 and (v) each agreement specifically identified in the definition of Transaction Document.

(e)Favorable opinions of counsel to the Seller and the Originator covering corporate, enforceability, true-sale concerning the transfer of Receivables from Originator to Seller, non-consolidation and UCC matters.

(f)Such other approvals, opinions or documents as the Agent or the Purchaser may reasonably request.

(g)All legal matters related to the Purchase are satisfactory to the Purchaser.

Section 7.2. Conditions to Each Purchase.  The obligation of the Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a)no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

(b)the Termination Date has not occurred;

(c)after giving effect to the application of the proceeds of such Purchase, the outstanding Investment would not exceed the Purchase Limit;

(d)the representations and warranties of the Seller, the Originator and the Collection Agent contained herein or in any Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

(e)each of the Seller and the Originator is in material compliance with the Transaction Documents (including all covenants and agreements in Article V).

Article VIII

The Agent

Section 8.1. Appointment and Authorization.  The Purchaser hereby irrevocably designates and appoints The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall hold, in its name, for the benefit of the Purchaser, the Purchase Interest.  The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with the Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

Section 8.2. Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3. Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Purchaser or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Agent shall not be responsible to the Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller or the Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller or the Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII.  The Agent shall not have any obligation to the Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller or the Originator or any of their Affiliates.

Section 8.4. Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchaser, and assurance of its indemnification, as it deems appropriate.

Section 8.5. Assumed Payments.  Unless the Agent shall have received notice from the Purchaser before the date of any Incremental Purchase that the Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume the Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person.  If and to the extent that the Purchaser shall not have made its Assumed Payment available to the Agent, the Purchaser hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate.

  Section 8.6. Notice of Termination Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from the Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event.  The Agent shall take such action concerning a Potential Termination Event as may be directed by the Purchaser, but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchaser.

Section 8.7. Non-Reliance on Agent.  The Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or the Originator, shall be deemed to constitute any representation or warranty by the Agent.  The Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  The Agent shall deliver each month to the Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide the Purchaser with any information concerning the Seller or the Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8. Agent and Affiliates.  The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, the Originator or any of their Affiliates and, in its roles as a Liquidity Provider, BTMNY may exercise or refrain from exercising its rights and powers as if it were not the Agent.  The parties acknowledge that BTMNY acts as agent for the Purchaser and subagent for the Purchaser’s management company in various capacities, as well as providing credit facilities and other support for the Purchaser not contained in the Transaction Documents.

Section 8.9. [Reserved].

Section 8.10. Successor Agent.  The Agent may, upon at least thirty (30) days notice to the Seller and the Purchaser, resign as Agent.  Such resignation shall not become effective until a successor agent is appointed by the Purchaser (with the approval of the Seller, which approval may not be unreasonably withheld or delayed) and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX

Miscellaneous

Section 9.1. Termination.  This Agreement shall terminate following the Termination Date (unless the events giving rise to such Termination Date have been waived) when no Investment is held by the Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and the Purchaser under Article VI and the provisions of Sections 9.10 and 9.11 shall survive such termination.

Section 9.2. Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.  The Agent agrees to notify the Seller and the Originator prior to recording any conversation.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

Section 9.3. Payments and Computations.  Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, the Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of the Purchaser or other Person).  The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith.  All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 12:00 noon (New York City time), with amounts received after such time being deemed paid on the Business Day following such receipt).  The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 1%, calculated from the date any such amount became due until the date paid in full.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4. [Reserved].

Section 9.5. Right of Setoff.  After the occurrence and during the continuation of a Termination Event, the Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Purchaser (including by any branches or agencies of the Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

  Section 9.6. Amendments.  Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Collection Agent and the Purchaser.

Section 9.7. Waivers.  No failure or delay of the Agent or the Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Seller, the Purchaser and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event.  Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto.

Section 9.8. Successors and Assigns; Participations; Assignments.

(a)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, the parties hereto (except to the extent provided in Section 3.1) may not assign or transfer any of their rights or delegate any of their duties without the prior consent of the other parties.

(b)Participations. The Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of the Purchaser hereunder.  The Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Originator and the Agent shall continue to deal solely and directly with the Purchaser in connection with the Purchaser’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article VI to the extent that the Purchaser would be entitled to such benefits if no such participation had been sold and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder.  The Purchaser shall not agree with a Participant to restrict the Purchaser’s right to agree to any amendment hereto.  Any agreement pursuant to which the Purchaser sells a participation shall provide that the Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  A participant shall not be entitled to receive any greater payment under Section 6.1, 6.2 or 6.3 hereof than the Purchaser would have been entitled to receive, with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Seller’s prior written consent.

(c)Assignments by Purchaser.  The Purchaser may assign to a Person any portion of (i) its commitment to make a Purchase or (ii) its Purchase Interest pursuant to a supplement hereto.  Prior to the occurrence of a Termination Event, any such assignment of a commitment shall require the prior written consent of the Seller (which shall not be unreasonably withheld) unless the assignee (i) is an entity whose principal business is the purchase of assets similar to the Receivables, (ii) has BTMNY as its administrative agent (iii) issues commercial paper, and (iv) would not cause any additional amounts to be due from the Seller under Section 6.4.  Upon such an assignment of any portion of the Purchase Interest, the assignee shall have all of the rights of the Purchaser hereunder related to such portion of the Purchase Interest.

Section 9.9. Intended Tax Characterization.  It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchaser (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”).  The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 9.10. Confidentiality.  (a)  The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement with terms substantially similar to the terms hereof, (iii) any Rating Agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent or the Purchaser which (in each case) has signed a confidentiality agreement with terms substantially similar to the terms hereof, (v) any entity organized to loan, or make loans secured by, financial assets for which BTMNY provides managerial services or acts as an administrative agent which (in each case) has signed a confidentiality agreement with terms substantially similar to the terms hereof, (vi) the Purchaser’s administrator, management company, referral agents, issuing agents or depositaries or commercial paper dealers and (vii) Governmental Authorities with appropriate jurisdiction, including, without limitation, any filings required by the Securities Exchange Act of 1934, as amended, and Chapter 386 and 393 of the Missouri Revised Statutes, as amended, as amended, and the rules and regulations promulgated thereunder.  Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

(b) Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, each of the parties hereto acknowledges and agrees that the Agent or the Purchaser may, to the extent such  information relates to the business or affairs of Seller, Originator or Parent, post to a secured password-protected internet website maintained by the Agent or the Purchaser and required by any rating agency rating the commercial paper notes of the Purchaser in connection with Rule 17g-5 (as defined below) such information as any such rating agency may request in connection with the confirming its rating of such commercial paper notes or that the Agent or the Purchaser may otherwise determine is necessary or appropriate to post to such website in furtherance of the requirements of Rule 17g-5.  “Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

(c)Notwithstanding anything to contrary herein, the parties (and each employee, representative or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transactions contemplated in the Transaction Documents and related materials (including opinions or other tax analyses) that are provided to the parties relating to such tax treatment and tax structure.

(d)The Agent and the Purchaser each agrees and acknowledges, on its own behalf and on behalf of any Program Administrator or Purchaser Funding Source, that as to all NPPI received or obtained by it with respect to any Obligor (“Customer Information”) under any Receivable: (i) such Customer Information is and shall be held by the Agent, Purchaser, Program Administrator or Purchaser Funding Source in accordance with all applicable law, including but not limited to the privacy provisions of the Gramm-Leach-Bliley Act, as it may be amended from time to time (the “GLB Act”); and (ii) the Agent, Purchaser, Program Administrator and Purchaser Funding Source are prohibited from disclosing or using any such Customer Information other than to carry out the express provisions of this Agreement, or as otherwise permitted by applicable law.  The Agent and the Purchaser shall take all reasonable measures to ensure that the Customer Information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement or of the GLB Act or the regulations promulgated thereunder.  The Agent and the Purchaser shall implement and maintain “appropriate safeguards,” as that term is used in the GLB Act and § 314.4(d) of the FTC Safeguard Rule, 16 C.F.R. § 314 (the “FTC Rule”), for all “customer information,” as that term is defined in §314.2(b) of the FTC Rule, delivered to Agent and Purchaser pursuant to this Agreement.  The Agent and Purchaser shall each promptly notify the Seller and the Initial Collection Agent of any disclosure of or breach of security related to any Customer Information made in violation of the foregoing and shall take all reasonable actions required by the Seller and the Initial Collection Agent in connection with any such violation or security breach.  The provisions of Section shall survive the termination of this Agreement.

Section 9.11. Agreement Not to Petition.  Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for the Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Purchaser.

      Section 9.12. Excess Funds.  The Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if the Purchaser has Excess Funds (as defined below).  If the Purchaser does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a “claim” (as defined in Section 101(5) of the Federal Bankruptcy Code) against Victory until such time as the Purchaser has Excess Funds.  If the Purchaser does not have sufficient Excess Funds to make any payment due hereunder, then the Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter.  The term “Excess Funds” means the excess of (a) the aggregate projected value of the Purchaser’s assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of the Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of the Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by the Purchaser to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of the Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of the Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited.  Excess Funds shall be calculated once each Business Day.

Section 9.13. No Recourse.  No recourse under any obligation, covenant or agreement or agreement of any party contained in this Agreement shall be had against any stockholder, employee, officer, director, incorporator or organizer of such party, provided, however, that nothing in this Section 9.13 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for its bad faith, gross negligence or willful misconduct.

Section 9.14. Deutsche Bank Trust Company Americas, BTMNY and Affiliates. Deutsche Bank Trust Company Americas, BTMNY and any of their respective Affiliates may generally engage in any kind of business with the Seller, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, Originator or any Obligor or any of their respective Affiliates, all as if Deutsche Bank Trust Company Americas were not the Program Administrator and BTMNY were not the Agent, respectively, and without any duty to account therefor to the Purchaser or any other holder of an interest in the Receivables.

Section 9.15. Headings; Counterparts.  Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement.  This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.16. Cumulative Rights and Severability.  All rights and remedies of the Purchaser and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

  Section 9.17. Governing Law; Submission to Jurisdiction.  This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Section 5-1401-1 of the General Obligations Law, but without regard to any other conflict of laws provisions thereof), except to the extent that the perfection of the interests of the Purchaser in the Receivables or related security is governed by the laws of a jurisdiction other than the State of New York.

Section 9.18. Waiver of Trial by Jury.  To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

Section 9.19. Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.20. Third Party Beneficiaries.  Each Liquidity Provider and each Enhancement Provider are express third party beneficiaries hereof.

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Agent

By: /s/ Eric Williams
Title: Director

Address: Securitization Group
1251 Avenue of the Americas
12th Floor
New York, New York 10020
Attention: Van Dusenbury
Telephone: (212) 782-6964
Telecopy: (212) 782-6448

With a copy to:

Attention: Eric Williams
Phone: (212) 782-4910
Facsimile: 212-782-6448

Victory Receivables Corporation

By: /s/ David V. DiAngelis
Title: Vice President

Address: 114 W. 47th St.
Suite 2310
New York, New York 10036
Attention: David D. DeAngelis
Telephone: (212) 295-2745
Telecopy:

S-1

GMO Receivables Company, as Seller

By: /s/ James P. Gilligan
Title: President

Address: 2215-B Renaissance Drive
Renaissance Office Park
Las Vegas, Nevada 89119
Attention: Wendy Mavrinac
Telephone: (702) 740-4244
Telecopy: (702) 966-4247

KCP&L Greater Missouri Operations Company, as Initial Collection Agent

By: /s/ Kevin E. Bryant
Title: Vice President-Investor Relations and Treasurer

Address: 1200 Main Street, 28th Floor
Kansas City, Missouri 64105
Attention: James P. Gilligan
Telephone: (816) 556-2084
Telecopy: (816) 556-2992

S-2

Schedule I

Definitions

The following terms have the meanings set forth, or referred to, below:

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

“Affected Party” means the Purchaser, any assignee of the Purchaser permitted by Section 9.8 hereof, the Agent, any successor to the Agent and any sub-agent of Agent or any Affiliate of any of the foregoing; provided that a participant of Purchaser shall also be an Affected Party, and shall be entitled to the benefits or an Affected Party, to the extent that Purchaser would be entitled to such benefits if no such participation had been sold.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Agent’s Account” means the account so designated to the Seller and the Purchaser by the Agent.

“Agent’s Notice” means the “Access Termination Notice”, “Notice” or other similar notice requiring the Collection Bank to comply with instructions delivered by the Agent, as defined in the applicable Deposit Account Control Agreement.

“Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Loss Reserve, the Dilution Reserve and Discount Reserve.

“Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of:

(a)the rate of interest most recently announced by The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch in New York, New York as its Prime Rate; or

(b)the Federal Funds Rate most recently determined by Agent, plus 0.50%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Agent in connection with extensions of credit.

“Bank Rate” for any day falling in a particular Tranche Period with respect to any Tranche means an interest rate per annum equal to the BTM LIBO Rate for such Tranche Period.

“Bankruptcy Event” means, for any Person, that (a) (i) such Person makes a general assignment for the benefit of creditors or (ii) any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, if such proceeding was not voluntarily instituted by such Person, such decree or order remains unstayed and in effect for a period of sixty (60) days or (b) such Person takes any corporate action to authorize any such action.

“BTM LIBO Rate” means for any Tranche Period either (a) the interest rate per annum for a period of time comparable to such Tranche Period that appears on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Tranche Period or (b) if a rate cannot be determined under clause (a), an annual rate designated as The Bank of Tokyo-Mitsubishi LIBO Rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration equal to such Tranche Period in a principal amount substantially equal to the applicable Tranche are offered to the principal London office of The Bank of Tokyo-Mitsubishi UFJ, Ltd. by three London banks, selected by the Agent in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Tranche Period.

“BTMNY” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. in its individual capacity and not in its capacity as the Agent.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York, Chicago, Illinois or Kansas City, Missouri are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Tranche based on BTMNY LIBO Rate, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

“Collection” means any amount paid on a Receivable or any amount paid or deemed paid as a Deemed Collection under Section 1.5(b).

“Collection Account” means account number 9871739643 maintained with UMB Bank, N.A. (“UMB”) in the name of the Agent or any other account so designated by the Seller to the Agent in writing.

“Collection Agent” is defined in Section 3.1(a).

“Collection Agent Excluded Losses” is defined in Section 3.9.

“Collection Agent Fee” is defined in Section 3.6.

“Collection Agent Fee Letter” means the letter agreement dated as of the date hereof among the Agent, the Seller and the Collection Agent.

“Collection Agent Replacement Event” means the occurrence of any one or more of the following:

(a)the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure remains unremedied for ten (10) Business Days after the earlier of notice from the Agent or knowledge by a Designated Financial Officer;

(b)any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any respect that is materially adverse to the Purchaser when made and remains incorrect or untrue for ten (10) Business Days after the earlier of notice from the Agent or knowledge by a Designated Financial Officer; or

(c)the Collection Agent suffers a Bankruptcy Event.

“Collection Agent Termination” is defined in Section 3.1(a).

“Collection Bank” means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by the Purchaser to fund its investments in accounts receivable or other financial assets.

“Concentration Limit” means (i) for any Obligor which is a federal government or a governmental subdivision or agency thereof, 3% of the Eligible Receivables Balance, (ii) for any Obligor with long-term unsecured indebtedness rated A- or higher by S&P and A3 or higher by Moody’s, 4% of the Eligible Receivables Balance, and (iii) for any Obligor that has no rated long-term unsecured indebtedness or with long-term unsecured indebtedness rated lower than A- by S&P or lower than A3 by Moody’s (or S&P or Moody’s has withdrawn or suspended such rating), 2% of the Eligible Receivables Balance.  If the Moody’s rating and the S&P rating assigned to the long-term unsecured indebtedness of any Obligor differ, then the Concentration Limit for such Obligor shall be used on the lower of such ratings.

“CP Dealer” means, at any time, each Person the Purchaser then engages as a placement agent or commercial paper dealer.

“CP Rate” for any period and with respect to the Investment funded by Commercial Paper Notes, means:  (I) unless the Agent has determined that the Pooled CP Rate shall be applicable, the rate per annum calculated by the Agent to reflect the Purchaser’s cost of funding such Investment, taking into account the weighted daily average interest rate payable in respect to such Commercial Paper Notes during such period (determined in the case of discount Commercial Paper Notes by converting the discount to an interest bearing equivalent per annum), applicable placement fees and commissions, and such other costs and expenses as the Agent in good faith deems appropriate; and (II) to the extent the Agent has determined that the Pooled CP Rate shall be applicable, the Pooled CP Rate.  The Agent agrees to provide prompt notice to the Seller of any decision to apply a CP Rate other than the Pooled CP Rate.

“Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables based on the Missouri Public Service Commission rules which, as currently in effect, are attached hereto as Exhibit I.

“Customer Deposit” means a deposit or prepayment by an Obligor made in consideration of services not yet rendered by the Originator.

“Customer Deposit Amount” means (a) if the long term unsecured indebtedness of the Originator is rated greater than or equal to BBB- by S&P or Baa3 by Moody’s, the aggregate amount of Customer Deposits in excess of 15% of the Eligible Receivables Balance (calculated without regard to this definition) and (b) if the long term unsecured indebtedness of the Originator is rated less than BBB- by S&P or Baa3 by Moody’s, the aggregate amount of Customer Deposits.

“Customer Information” is defined in Section 9.10(d).

“Deemed Collections” is defined in Section 1.5(c).

“Default Ratio” means the ratio (expressed as a percentage) for any calendar month of (a) the then aggregate outstanding balance of all Receivables that during such month became Defaulted Receivables (minus Charge-Offs) at the end of such calendar month to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs) at the end of such calendar month.

“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid more than 90 days past its invoice date or (b) the Obligor on which has suffered a Bankruptcy Event.

“Delinquency Ratio” means, the ratio (expressed as a percentage), for any calendar month of (a) the then aggregate outstanding balance of all Receivables that during such month became Delinquent Receivables as of the end of such calendar month to (b) the then aggregate outstanding balance of all Receivables at the end of such calendar month.

“Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days.

“Deposit Account Control Agreement” means an agreement acceptable to the Agent between the Agent, the Collection Agent and each Collection Bank granting the Agent “control” within the meaning of Section 9-104 of the UCC over a Lock-Box or Collection Account.

“Deposit Date” means each day on which any Collections are transferred to any Lock-Box, deposited directly into the Collection Account by an Obligor or on which the Collection Agent receives Collections.

“Designated Financial Officer” means any officer of the Seller or the Chief Financial Officer, Controller or Treasurer of the Originator.

“Designated Payee” means each Person listed on Exhibit G.

“Dilution Ratio” means, the ratio (expressed as a percentage), for any period, of (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) for such period to (b) the aggregate amount of Collections received during such period.

“Dilution Reserve” means (i) two (2) times the highest three consecutive month average Dilution Ratio (expressed as a decimal) over the last twelve (12) calendar months multiplied by (ii) the Eligible Receivables Balance.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Rate” means (a) in the case of a Tranche funded by Commercial Paper Notes, the applicable CP Rate; and (b) in the case of a Tranche funded by a Liquidity Advance or by a funding under an Enhancement Agreement, the applicable Bank Rate, plus 2.0% for such Tranche; provided, however, that (i) on any day as to any Tranche which is not funded by Commercial Paper Notes, the Discount Rate shall equal the Alternate Base Rate, plus 2.0% if (A) the Agent does not receive notice or determine, by no later than 12:00 noon (New York City time) on the third Business Day prior to the first day of the related Tranche Period, that such Tranche shall not be funded by Commercial Paper Notes or (B) the Agent determines that (I) funding that Tranche on a basis consistent with pricing based on the Bank Rate would violate any applicable law or (II) that deposits of a type and maturity appropriate to match fund such Tranche are not available; and (ii) on any day when any Termination Event shall have occurred and be continuing, the Discount Rate for each Tranche means a rate per annum equal to the higher of (A) the Alternate Base Rate, plus 2.0% per annum and (B) the rate otherwise applicable to such Tranche during the current Tranche Period or Settlement Period, plus 2.0% per annum.

“Discount Reserve” means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by BTMNY as its “Prime Rate” (which may not be its best or lowest rate) plus 2.50% multiplied by (c) Investment multiplied by (d) a fraction, the numerator of which is the average Turnover Ratio over the last three calendar months and the denominator of which is 360.

“Dollar” and “$” means lawful currency of the United States of America.

“Eligible Receivable” means, at any time, any Receivable:

(i)the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; (b) is not an Affiliate of the Seller or the Originator; and (c) is a customer of the Originator in good standing and not the Obligor of any Receivable that became a Charge-Off (unless such Charge-Off has been subsequently paid-in-full by the related Obligor);

(ii)which is stated to be due and payable within 30 days after the invoice therefor;

(iii)which is not a Defaulted Receivable or a Charge-Off;

(iv)which is an “account” within the meaning of Section 9-105 of the UCC of all applicable jurisdictions;

(v)which is denominated and payable only in Dollars in the USA;

(vi)which arises under a contract or a publicly filed tariff that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii)which (a) contains an obligation to pay a sum of money and is subject to no contingencies, (b) does not require the Obligor to consent to the transfer, sale or assignment of the rights and duties of the Originator, (c) does not contain a confidentiality provision that purports to restrict the Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review any contract related thereto and (d) directs that payment be made to a Lock-Box or the Collection Account;

(viii)which does not, in whole or in part, contravene any material law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(ix)which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator’s business from the sale of goods or provision of services to a related Obligor solely by the Originator;

(x)which relates to the sale by the Originator of steam, electricity, steam-related services and electricity-related services to retail customers within its general service area on the date hereof;

(xi)the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation; and

    (xii)as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and other than issuing an invoice, no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor.

“Eligible Receivable Balance” means, at any time, the aggregate outstanding principal balance of all Eligible Receivables less the sum of (i) the portion of the aggregate outstanding principal balance of Eligible Receivables of any Obligor that exceeds the applicable Concentration Limit or the Special Limit (ii) the Customer Deposit Amount and (iii) the amount, if any, by which the outstanding balance of Eligible Receivables for which the Originator has not yet issued an invoice exceeds 60% of the outstanding balance of all Eligible Receivables.

“Enhancement Agreement” means any agreement between the Purchaser and any other Person(s) entered into to provide credit enhancement to Purchaser’s commercial paper facility.

“Enhancement Provider” means any Person providing credit support to the Purchaser under an Enhancement Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Losses” is defined in Section 6.1.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current and future regulations and official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a)the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Liquidity Agent in good faith from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated as of the date hereof among the Seller, the Agent and the Purchaser.

“Fitch” means Fitch, Inc.

    “Funding Agreement” means any agreement or instrument executed by the Purchaser and executed by or in favor of any Purchaser Funding Source or executed by any Purchaser Funding Source at the request of the Purchaser (including a Liquidity Agreement executed with respect to the transactions contemplated in the Transaction Documents or an Enhancement Agreement with respect to any portion of the Enhancement Agreement allocated to the transactions contemplated in the Transaction Documents).

“FTC Rule” is defined in Section 9.10(d).

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Incremental Purchase” is defined in Section 1.1(b).

“Initial Collection Agent” is defined in the first paragraph hereof.

“Intended Tax Characterization” is defined in Section 9.9.

“Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by the Purchaser, as established pursuant to Section 1.2.

“Investment” means, for the Purchaser, (a) the sum of all Incremental Purchases by the Purchaser minus (b) all Collections and other amounts received or exchanged and applied to reduce Investment pursuant to the terms hereof.  Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LIBOR” means, as of any date, “London Interbank Offered Rates (Libor) - one month” (or the equivalent term) as most recently published in The Wall Street Journal.

“Liquidation Period” means all times (x) during an Interim Liquidation and (y) on and after the Termination Date (unless the events giving rise to such Termination Date have been waived).

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.

“Liquidity Agent” means BTMNY in its capacity as liquidity agent under the Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which any Person agrees to make loans or advances to, or purchases from the Purchaser in order to provide liquidity for Purchaser Commercial Paper Notes.

“Liquidity Provider” means BTMNY or any other commercial lending institution that is at any time a lender or purchaser under a Liquidity Agreement.

“Lock-Box” means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Lock-Box Agreement” means each agreement between the Collection Agent and a Collection Bank concerning a Lock-Box.

“Loss Reserve” means, at any time, the product of (i) the greater of (a) 8.0% and (b) 3 times the highest three month rolling average Delinquency Ratio (expressed as a decimal) as of the last day of each of the last 3 calendar months multiplied by (ii) the Eligible Receivables Balance.

“Loss-to-Liquidation Ratio” means, for any calendar month, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during such calendar month to the aggregate amount of Collections during such calendar month.

“Material Adverse Effect” is defined in Section 4.1(a).

“Matured Investment” means, at any time, the Matured Value of the Investment.

“Matured Value” means the sum of the Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the difference between the Purchase Limit and the Investment then outstanding.

“Monthly Report Date” means with respect to each calendar month, the 15th day of the immediately succeeding calendar month (or if such day is not a Business Day, the immediately succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc.

“NPPI” has the meaning ascribed to the term “Nonpublic Personal Information” in 12 U.S.C. §6809(4).

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“Originator” means KCP&L Greater Missouri Operations Company.

“Parent” means Great Plains Energy Incorporated.

“Periodic Report” is defined in Section 3.3.

“Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934, as amended, fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody’s or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody’s.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Pooled Commercial Paper” means Commercial Paper Notes of the Purchaser which are subject to any particular pooling arrangement, as determined by the Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

“Pooled CP Rate” shall means, for each day with respect to the Investment as to which the Pooled CP Rate is applicable, the sum of (i) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the roll-over of any Pooled Commercial Paper) on the Purchaser’s Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of its placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day.  The Pooled CP Rate shall be determined for the Purchaser by the Agent, whose determination shall be conclusive.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Program Administration Agreement” means that certain Administration Agreement between Purchaser and Deutsche Bank Trust Company Americas governing certain aspects of the administration of Purchaser’s commercial paper facility.

“Program Administrator” means Deutsche Bank Trust Company Americas and its successors under the Program Administration Agreement.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originator.

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means the percentage ownership interest in the Receivables and Collections held by the Purchaser, calculated when and as described in Section 1.1(a).

“Purchase Limit” means $80,000,000; provided, however, for each Seasonal Period the Purchase Limit shall equal $65,000,000.

“Purchaser” is defined in the first paragraph hereof.

“Purchaser Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for the Purchaser in connection with the transactions contemplated by this Agreement.

“Rating Agency” means Moody’s, S&P, and Fitch and any other rating agency the Purchaser chooses to rate its commercial paper notes.

“Ratings” means the ratings by the Rating Agencies of the indebtedness for borrowed money of the Purchaser.

“Receivable” means each obligation of an Obligor to pay for the delivery or sale by the Originator of steam, electricity, steam-related services and electricity-related services to retail customers within its general service area (as such area exists on the date hereof) and includes the Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing.  During any Interim Liquidation and on and after the Termination Date (unless the events giving rise to such Termination Date have been waived), the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable.  Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder to the extent that (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Purchase Interest permitted by Section 1.5(c) is made.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Related Security” means all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

“Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

“Seasonal Interim Liquidation” is defined in Section 1.2(b).

“Seasonal Period” means November 1 of a calendar year to and including May 31 of the succeeding calendar year.

“SEC” means Securities and Exchange Commission.

“Secured Parties” means the Purchaser, the Agent and the Affected Parties.

“Seller” is defined in the first paragraph hereof.

“Seller Entity” means the Originator and the Parent.

“Seller Account” means the Seller’s account designated by the Seller to the Agent in writing.

“Settlement Date” means with respect to each calendar month, the second Business Day after the Monthly Report Date for such calendar month; provided, however, that upon the occurrence and during the continuation of a Termination Event, the Settlement Date shall be a Business Day designated by the Agent.

“Settlement Period” means, with respect to each Settlement Date, the calendar month preceding such Settlement Date (or, in the case of the first Settlement Period, the period from the date of the initial Purchase to the end of the calendar month in which such initial Purchase occurred); provided, however, that upon the occurrence and during the continuation of a Termination Event, the duration of each Settlement Period shall be the number of days designated by the Agent.

“Significant Subsidiary” means, at any time, each Subsidiary of the Originator in which the Originator has, at such time, an investment, either directly or indirectly, of $100,000,000 or more, whether through loans or advances, equity investments, capital contributions, contingent obligations or otherwise, with all such investments determined at the original amount thereof, without giving effect to any writeoffs of any such investment.  The Significant Subsidiaries of the Originator on the date hereof are listed on Exhibit E.

“S&P” means Standard & Poor’s Ratings Group.

“Special Limit” means, with respect to the City of Kansas City, Missouri, 5% of the Eligible Receivables Balance.

“Subordinated Note” means each revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; or (iii) any other Person the operations and/or financial results of which are required to be consolidated with those of such first Person in accordance with GAAP.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the date of the occurrence of an Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time upon the occurrence of any other Termination Event, (c) 20 Business Days following notice of termination delivered from Seller to Agent and (d) September 9, 2014.

“Termination Event” means the occurrence of any one or more of the following:

(a)any representation, warranty, certification or statement made by the Seller or the Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2) and is not cured within 20 Business Days of the date made; or

(b)the Collection Agent, the Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure continues unremedied for three Business Days following written notice from the Agent; or

(c)the Seller fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in Sections 5.1(b), 5.1(g), 5.1(h) and 5.1(n) of the Purchase Agreement, and any such failure is not cured within 10 Business Days after such failure to observe or perform; or

(d)the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for twenty Business Days following the earlier of written notice from the Agent or knowledge by a Designated Financial Officer; or

    (e)the Originator, the Seller or any Significant Subsidiary of the Originator suffers a Bankruptcy Event; provided that with respect to any procedure that is instituted against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, such proceeding continues undismissed or unstayed for 30 consecutive days or an order for relief has been entered in such proceeding; or

(f)on the date any Periodic Report is due pursuant to Section 3.3, the average Delinquency Ratio for the three month period ending as of the most recent calendar month end exceeds 6.0%, the average Default Ratio for the three-month period then ending exceeds 6.0% or the average Loss-to Liquidation Ratio for the three-month period ending as of the most recent calendar month end exceeds 1.5%; or

(g)the Seller, the Originator or any Significant Subsidiary, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

(h)the Originator or any Significant Subsidiary (i) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (ii) fails to pay any of its indebtedness (except in aggregate principal amount of less than $50,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof; or

(i)the Collection Agent changes the Credit and Collection Policy or scope of its business in a way which would have a material adverse effect on the collectibility of any Receivable without the consent of the Agent; or

(j)a Collection Agent Replacement Event has occurred and is continuing; or

(k)the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originator; or

(l)the Agent, on behalf of the Purchaser, for any reason, does not have a valid first priority ownership or security interest in the Receivables or the Related Security; or

(m)the Seller shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(n)the Originator or any of its Significant Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge (i) any judgment or order for the payment of money not covered by insurance in excess of $50,000,000 (either singly or in the aggregate with other such judgments) or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect, in either case which is not stayed on appeal or otherwise being appropriately contested in good faith.

(o) a Seasonal Interim Liquidation is not completed within 2 consecutive Settlement Periods.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Termination Date, has adjusted the Purchase Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

“Tranche” means at any time a portion of the Investment selected by the Agent pursuant to Section 1.3.

“Tranche Period” (a) with respect to any Tranche funded by Commercial Paper Notes that are not Pooled Commercial Paper, the period selected by the Agent pursuant to Section 1.3(b), and (b) with respect to any Tranche funded by a Liquidity Advance or under the Enhancement Agreement, means:

(a)the period commencing on the date of the initial Purchase of the Purchase Interest, the making of such Liquidity Advance or funding under the Enhancement Agreement or the creation of such Tranche pursuant to Section 1.3 (whichever is latest) and ending such number of days thereafter as the Agent shall select in consultation with the Seller; and

(b)each period commencing on the last day of the immediately preceding Tranche Period for the related Tranche and ending such number of days thereafter as the Agent shall select in consultation with the Seller; provided, however, that:

(i)any such Tranche Period (other than a Tranche Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day.

(ii)in the case of Tranche Periods of one day for any Tranche, (A) the initial Tranche Period shall be the date such Tranche Period commences as described in clause (a) above; and (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period, and if the immediately preceding Tranche Period is one day, shall be the next day following such immediately preceding Tranche Period; and

(iii)any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Tranche Period shall end on such Termination Date and the duration of each such Tranche Period which commences on or after the Termination Date for such Tranche shall be of such duration as shall be selected by the Agent.

“Transaction Documents” means this Agreement, the Fee Letter, the Purchase Agreement, the Subordinated Note and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Turnover Ratio” means an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the Eligible Receivables Balance as of the last day of the most recent calendar month and (ii) the denominator of which is equal to Collections during such calendar month; times (b) 30.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“USA” means the United States of America (including all states and political subdivisions thereof).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  Unless otherwise specified, amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

Schedule 5.1(a)(viii)

Agreed-Upon Procedures Report

As soon as available and in any event within 180 days after the end of each year, commencing 2013, the Collection Agent shall cause a firm of nationally-recognized independent certified public accountants (who may also render other services to the Collection Agent or the Seller) to furnish an agreed upon procedures report to Agent to the effect that the independent certified public accountants have performed the agreed upon procedures enumerated below and based on such agreed upon procedures have disclosed any non-compliance.  It is recognized that modifications or clarifications to these procedures, or the descriptions of these procedures, may be necessary or desirable as the independent certified public accountants perform the work.  In the event the accountants seek clarification or interpretation of the procedures to be performed, such requests shall be submitted in writing to the Agent, who shall have sole responsibility and authority to provide clarifications or interpretations.

1.  The Agent shall choose four monthly Periodic Reports as presented by the Collection Agent during the related year.  For each of the monthly Periodic Reports thus chosen, the accountants shall perform the following:

(i) Agree the month-end aggregate outstanding balance of Receivables as reported in such Periodic Report to the applicable accounts receivable sub-ledger.
(ii) Agree the month-end outstanding balance of Receivables which did not constitute Eligible Receivables (by category of ineligibility as set forth in such Periodic Report) during such month as reported in such Periodic Report to applicable accounts receivable sub-ledger.
(iii) Agree the Collections for the related month as reported in such Periodic Report to Collection Agent’s records.
(iv) Agree the month-end outstanding balance of Delinquent Receivables as reported in such Periodic Report to Collection Agent’s records.
(v) Agree the month-end outstanding balance of Defaulted Receivables as reported in such Periodic Report to Collection Agent’s records.
(vi) Agree the month-end outstanding balance of the aggregate amount of Section 1.5(b) payments owed by the Seller as reported in such Periodic Report to Collection Agent’s records.
(vii) Agree the month-end Charge-offs as reported in such Periodic Report to Collection Agent’s records.
(viii) Agree the amount by which the outstanding balance of Receivables related to any single Obligor exceeds the Concentration Limit or its Special Limits reported in such Periodic Report to the applicable accounts receivable sub-ledger.
(ix) Recalculate the amount by which the outstanding balance of Receivables related to any single Obligor agreed in (viii) above exceeds the Concentration Limit or its Special Limit.

(x) Recompute the mathematical calculations of the Eligible Receivable Balance as set forth in such Periodic Report.
2.  The accountants shall judgmentally select twenty (20) Receivables from the accounts receivable sub-ledger maintained by the Collection Agent and agree the activity with respect to such Receivables in the Collection Agent’s records to the information reported for such Receivables in each of the four Periodic Reports selected.

A-2

Exhibit A

to

Receivables Sale Agreement

Form of Incremental Purchase Request

____________, 201_

[                                                  ]

Re:  Receivables Sale Agreement dated as of May 31, 2012 (the “Sale Agreement”) among GMO Receivables Company, as Seller,
KCP&L Greater Missouri Operations Company, as Initial Collection Agent,
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent,
and the Purchaser thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms it has requested an Incremental Purchase of $___________ by the Purchaser under the Sale Agreement.

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement.  If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to the proposed Incremental Purchase contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

GMO Receivables Company

By
Title

Schedule I
to
Incremental Purchase Requests

Summary of Information Relating to Proposed Sale(s)

1.Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1 Date of Notice_________

A2 Proposed Purchase Dates____________________________________

(each of which is a

Business Day)

A3 Respective Proposed
Incremental Purchase on
each such Purchase Date
(each Incremental
Purchase must be in a
minimum amount of
$1,000,000 and multiples
thereof, or, if less, an
amount equal to the
Maximum Incremental
Purchase Amount)

Exhibit B

[Reserved]

Exhibit C

Form of Periodic Report

Exhibit D

Addresses and Names of Seller and Originator

1.Locations.  (a) The chief executive office of the Originator is located at the following address:

1200 Main Street

Kansas City, Missouri 64105

(b)The chief executive office of the Seller is:

2215-B Renaissance Drive
Renaissance Office Park
Las Vegas, Nevada 89119

(c)The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:

Same as (a) and (b) above

2.Names.  The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units that generate Receivables:

KCP&L Greater Missouri Operations Company
KCP&L Greater Missouri Operations Company - L&P
KCP&L Greater Missouri Operations Company - MPS
KCP&L
KCP&L GMO
GMO
GMO Receivables Company
GMOREC
GMORC

Exhibit E

Significant Subsidiaries

MPS Merchant Services, Inc.
Trans MPS, Inc.

Exhibit F

Lock-Boxes and Collection Banks
Collection Bank
Wells Fargo Bank, National Association	420 Montgomery San Francisco, California 94104
UMB Bank, N.A.	1010 Grand Boulevard Kansas City, Missouri 64106

Lock-Boxes

UMB Retail Lockbox, PO Box 219703, Kansas City, MO 64121-9703

Other Accounts where Collections are received or deposited prior to transfer to Collection Account

UMB Bank, N.A.
Acct Name: KCP&L Greater Missouri Operations Company
ABA# 101-000-695
Acct# 98-717-39643

Wells Fargo Bank, National Association
 Acct Name: KCP&L Greater Missouri Operations Company
ABA# 121-000-248
Acct# 2000042932419, and
Acct# 2000041713529

Exhibit G

List of Designated Payees

Designated Payees with respect to Wells Fargo Bank, National Association shall mean:
1.	Global Express
2.	Obligors of Receivables who make payments directly to Wells Fargo Bank, National Association.
3.	Kansas City Power & Light Company

Designated Payees with respect to UMB Bank, N.A. shall mean:

1.	Obligors of Receivables who make payments direct to UMB Bank, N.A.
2.	Kansas City Power & Light Company

Exhibit H

To Receivables Sale Agreement

Compliance Certificate

To:The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent, and
the Purchaser

This Compliance Certificate is furnished pursuant to Section 5.1(a)(v) of the Receivables Sale Agreement, dated as of May 31, 2012 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among GMO Receivables Company (the “Seller”), KCP&L Greater Missouri Operations Company (the “Initial Collection Agent”), Victory Receivables Corporation, as purchaser (the “Purchaser”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (in such capacity, the “Agent”).  Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

The undersigned hereby represents, warrants, certifies and confirms that:

1.The undersigned is a duly elected Designated Financial Officer of the undersigned.

2.Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

3.The undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except [those made as of a specific date, which are true and correct as of that date]*

The foregoing certifications and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, 20[__].

[Name of Seller or Originator]

By:
Designated Financial Officer

* Use for compliance certificates delivered after the Closing Date.

Exhibit I

Credit and Collection Policy